Exhibit 10.2

AGREEMENT AND GENERAL RELEASE

This AGREEMENT AND GENERAL RELEASE (the “Agreement”) is entered into by and between INNOVATIVE FOOD HOLDINGS, INC., a Florida corporation with a principal place of business at 28411 Race Track Road, Bonita Springs, FL 34135 (the “Company”) and Sam Klepfish with a residence at 1983 New York Avenue, Brooklyn, NY 11210 (“Klepfish” or the “Executive”), and Executive’s heirs, executors, administrators, successors, and assigns. The subsidiaries of the Company listed and signing on the signatory page (each such subsidiary referred to herein as a “Company Subsidiary,” and collectively, the “Company Subsidiaries”) are executing this Agreement and agreeing to be bound by their obligations set forth herein. The Company, Company Subsidiaries Company and Executive are sometimes collectively referred to herein as the “Parties,” and each sometimes individually referred to herein as a “Party.”

WHEREAS, Executive is employed as the Company’s Chief Executive Officer pursuant to an Employment Agreement dated January 28, 2019 (the “Employment Agreement”), as the same may have been amended;

WHEREAS, Executive is the chairman of the board of directors of the Company (the “Board”);

WHEREAS, Executive is separating from employment with the Company in circumstances which entitle Executive to the severance payments and benefits under Section 5(c) of the Employment Agreement (such payments and benefits collectively referred to herein as the “Severance Benefits”); and

WHEREAS, the Company and Executive wish to enter into this Agreement in connection with Executive’s separation of employment with the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Separation Date.

1.1.

The Company and Executive agree that the effective date of this Agreement and termination of the Executive’s employment from the Company shall be 12:01 A.M. on the earliest of (i) such date as is mutually agreed on by the Company and Executive, (ii) the employment commencement date of the successor Chief Executive Officer of the Company, and (iii) upon Executive’s earlier election to terminate employment. The actual effective time and date on which Executive terminates his employment with the Company is referred to herein as the “Separation Date.”  It is the intention of the Company and Executive that this Agreement, the “Side Letter” (annexed hereto as Exhibit A) and the employment agreement with the incoming Chief Executive Officer be signed contemporaneously.

1.2.

Executive hereby resigns effective as of the Separation Date from his positions as Chief Executive Officer of the Company as well as from any other positions Executive holds with the Company and all subsidiaries of the Company. Notwithstanding anything to the contrary herein or otherwise, the Company acknowledges and agrees that the Executive shall continue as a member of the Board as described in the Side Letter and as Chairman of the Board through the next general meeting of the Company’s shareholders.

2.	Severance Benefits.

2.1.

This Agreement shall serve and satisfy any and all payment obligations vis-à-vis the Severance Benefits and notice requirements, including without limitation notices of exercise of any rights, required or permitted to be made by Executive in connection with the Employment Agreement.

2.2.

Executive agrees that the Company will be deemed to have satisfied its obligations to pay the Severance Benefits to Executive so long as the Company timely pays and provides the payments and benefits set forth in Section 3 to Executive in accordance with the terms and conditions of this Agreement and complies with its other obligations under this Agreement.

3.	Payments. The Company agrees to pay or provide to Executive the payments and benefits set forth in this Section 3 and abide by its obligations under this Agreement.

3.1.

$250,000.00 Cash Payment. The Company shall pay Executive $250,000.00 in one lump sum on the date of this Agreement. On the date of this Agreement, such payment will be made by the Company by deposit of the aforedescribed $250,000 cash payment with an escrow agent pursuant to an escrow agreement, the form of which is annexed hereto as Exhibit B (“Escrow Agreement”). The escrow agreement will require the automatic release of the funds to Executive on the Separation Date. This Agreement shall be null and void ab initio at Executive’s election if such payment is not timely made.

3.2.	$1M Cash Payment.

3.2.1.

The Company agrees it shall pay Executive $1,000,000.00 (such $1,000,000 payment referred to herein as the “$1M Cash Payment”). The Company shall make the $1M Cash Payment in accordance with the following payment schedule:

3.2.1.1.

Until such time as the $1M Cash Payment is paid in full, the Company shall make consecutive weekly payments on each regular weekly payroll date of the Company with all payments to be made by the Company to Executive in accordance with the Company's standard payroll processes (each such weekly payment, a “Weekly Payment”,” and collectively with all weekly payments, the “Weekly Payments”). Such Weekly Payments shall commence on March 8, 2023.

3.2.1.2.

The amount of each Weekly Payment shall equal to the greater of (X) $6,410.26 (i.e., $1,000,000/156 weeks) or (Y) the maximum amount of the $1M Cash Payment that, in the good faith determination of the Board, the Company can make without jeopardizing the Company’s ability to continue as a going concern.

3.2.1.3.

Sections 3.1 and 3.2 describe a promise to pay money and the Company promises to pay such monetary obligation when due. Notwithstanding any of Executive’s obligations hereunder or otherwise to the Company, the Company may not rely on any default or alleged default by Executive as an offset or defense against the timely payment and compliance with Section 3 of this Agreement. The monetary obligations owed to Executive as described herein will be memorialized in a promissory note, a form of which is annexed hereto as Exhibit C. Such note will not increase nor enhance any amount payable to Executive hereunder. Such promissory note shall, at all times until payment, be subject to the claims of the Company’s general creditors. The executed note shall be deposited with the escrow agent pursuant to the Escrow Agreement and automatically be released to Executive on the Separation Date. This Agreement shall be null and void ab initio at Executive’s election if such deposit is not timely made.

3.3.

400,000 Stock Grant. On the 30th day after the Separation Date, contingent on Executive making or entering into arrangements satisfactory to the Company, prior to the grant date, to comply with all applicable tax withholding obligations associated with the grant contemplated herein, the Company will grant to Executive 400,000 shares of the Company’s common stock.

3.4.

266,666 Minimum Stock Grant. On June 1, 2027 (the “Grant Date”), contingent on Executive making or entering into arrangements satisfactory to the Company, prior to the Grant Date, to comply with all applicable tax withholding obligations associated with the grant contemplated herein, the Company will grant to Executive the number of shares of the Company’s common stock equal to the greater of (i) the number of shares with an aggregate Grant Date fair market value of $400,000.00, and (ii) 266,666 shares.

For example, if the per-share fair market value of the Company shares on the Grant Date is

3.4.1.1.	$1.5, then the Company shall grant to Executive 266,666 shares of common stock ($400,000/$1.5 = 266,666);

3.4.1.2.	$1.00, the Company shall grant to Executive 400,000 shares of common stock ($400,000/$1.0 = 400,000)

3.4.1.3.

$2.00, the Company shall grant to Executive 266,666 shares of common stock ($400,000/$2.0 = 200,000; the Company will therefore issue 266,666 shares, which is greater that the number of shares computed by taking the fair market value of the Company’s common shares on the Grant Date).

3.5.

COBRA Subsidy. Subject to Executive’s or, in the event of his death, his eligible dependents’ timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall reimburse Executive or his eligible dependents the monthly premium payable to continue his and his eligible dependents’ participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers Executive (and Executive’s eligible dependents) for a period of eighteen (18) months, provided that Executive is eligible and remains eligible for COBRA coverage. If the reimbursement of any COBRA premiums would violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act”) or Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), the Company paid premiums shall be treated as taxable payments and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code.

4.

No Consideration Absent Execution of this Agreement. The Company and Executive agree that the payments and benefits described in Section 3 above are the only payments and benefits from the Company or its affiliates to which Executive may become entitled (subject to the terms of this Agreement), in lieu of the Severance Benefits and that, Executive hereby foregoes and relinquishes his right to receive any further Severance Benefits, except as otherwise expressly provided in Section 5.2.1 below. For the avoidance of doubt, the Company acknowledges that Executive is not waiving any rights to indemnification, or any of the rights available before or after the date of this Agreement, to other officers and directors of the Company and Subsidiaries that do not arise exclusively from the Employment Agreement.

5.	Event of Default; Remedies

5.1.1.

It shall constitute an "Event of Default" in the event the Company fails to timely make any monetary payment or stock issuance pursuant to Sections 3.3 and 3.4 under the provisions of this Agreement, (whether it shall be voluntary or involuntary or come about or be effected by any requirement of law or otherwise).

5.1.2.

It shall also constitute an Event of Default hereunder if any material representation or warranty made by the Company herein and any schedule or exhibit hereto is incorrect in any material respect on the date as of which such representation or warranty was made.

5.1.3.	Executive represents and warrants that all of the material representations and warranties made by Executive herein and any schedule or exhibit hereto are true and correct as of the date made.

5.2.	Remedies.

5.2.1.

Upon the occurrence of Event of Default under Section 5.1.1 that is not cured within ten (10) days after notice to cure (“Notice to Cure”) is given to the Company, the outstanding defaulted monetary amount and prorated imputed value of $400,000 with respect to the grants described in Sections 3.3 and 3.4, will accrue interest at the annual rate of twelve percent (12%) until the defaulted monetary amount is paid and the equity issuance and option grant are made, subject to maximum payable amount not to exceed $100,000. The Company shall be entitled to not more than two (2) Notices to Cure under this Section 5.2.1.

5.2.2.

If any Event of Default has occurred, then all mandatory sums due under Sections 3.1 and 3.2 shall become and be immediately due and payable upon notice from Executive to Company and shall be collectible immediately or at any time after such Event of Default notwithstanding anything to the contrary herein, or otherwise.

5.2.3.

Without limiting the generality of Section 5.2.2, if the remaining outstanding balance of the $1M Cash Payment is less than $500,000, then the Company is automatically without further action required to pay to Executive that portion of the remaining $1M Cash Payment that is outstanding which shall at once become and be immediately due and payable by the Company to Executive without notice. Upon the occurrence of a failure by the Company to make the payment required in this Section 5.2.3, after five (5) days notice to cure from Executive to Company, the outstanding portion of the $1M Cash Payment shall be automatically increased to $499,999 and be immediately due and payable without any additional notice to cure.

5.2.4.

The Company (and each Company Subsidiary) shall indemnify Executive in accordance with the provisions, terms and conditions of Section 14 hereto and the indemnification provisions in any other document or agreement delivered or furnished by on behalf of the Company and any Company Subsidiary (together with this Agreement and Side Letter, the “Relevant Documents”) and as may have been previously granted to Executive as a director, officer and employee of the Company and Subsidiaries, and in the future, no less than indemnification rights granted to directors and officers of the Company and Subsidiaries.

6.	General Release, Claims Not Released and Related Provisions.

6.1.

General Release of All Claims. Executive knowingly and voluntarily releases and forever discharges the Company, its parent corporation, affiliates, subsidiaries, divisions, predecessors, successors and assigns, and their current officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which Executive has or may have against Releasees as of the date of execution of this Agreement, including, but not limited to, any alleged violation of:

■	Title VII of the Civil Rights Act of 1964;

■	Sections 1981 through 1988 of Title 42 of the United States Code;

■	The Employee Retirement Income Security Act of 1974 (“ERISA”) (as modified below);

■	The Immigration Reform and Control Act;

■	The Americans with Disabilities Act of 1990;

■	The Age Discrimination in Employment Act of 1967 (“ADEA”);

■	The Worker Adjustment and Retraining Notification Act;

■	The Fair Credit Reporting Act;

■	The Family and Medical Leave Act;

■	The Equal Pay Act;

■	The Genetic Information Nondiscrimination Act of 2008;

■	The New York State Human Rights Law;

■	The New York Executive Law;

■	The New York Labor Law;

■	The New York Civil Rights Law;

■	The New York Equal Pay Law;

■	The New York Whistleblower Law;

■	The New York Wage-Hour and Wage Payment Laws and Regulations;

■	The New York Minimum Wage Law;

■	The Retaliation/Discrimination provisions of the New York Workers’ Compensation Law and the New York State Disabilities Benefits Law;

■	The New York State Worker Adjustment and Retraining Notification Act;

■	any other federal, state or local law, rule, regulation, or ordinance;

■	any public policy, contract, tort, or common law; or

■	any basis for recovering costs, fees, or other expenses including attorneys’ fees incurred in these matters.

6.2.	Claims Not Released.

6.2.1.

Notwithstanding anything to the contrary in this Agreement or otherwise, Executive is not waiving any rights he may have to: (a) his own vested accrued employee benefits under the Company’s employee benefit plans as of the Separation Date; (b) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (c) pursue claims which by law cannot be waived by signing this Agreement; (d) enforce this Agreement and/or challenge the validity of this Agreement, the General Release, (e) rights as a former or current or future employee, officer or director of the Company and a Company Subsidiary not exclusively granted pursuant to the Employment Agreement, (f) any rights as a shareholder of the Company, or (g) challenge the validity of this Agreement.

6.3.

Governmental Agencies. Nothing in this Agreement and General Release prohibits or prevents Executive from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblower proceeding or other proceeding before any federal, state, or local government agency (e.g. EEOC, NLRB, SEC., etc.), nor does anything in this Agreement and General Release preclude, prohibit, or otherwise limit, in any way, Executive’s rights and abilities to contact, communicate with, report matters to, or otherwise participate in any whistleblower program administered by any such agencies.

6.4.

Collective/Class Action Waiver. If any claim is not subject to release, to the extent permitted by law, Executive waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Company or any other Releasee identified in this Agreement is a party.

7.	General Release By the Company To Executive.

7.1.

The Company and each Company Subsidiary for itself and on behalf of its owners, affiliates, subsidiaries, divisions, predecessors, successors and assigns and the current and former officers, directors, employees, attorneys, insurers, officers and agents thereof (collectively, the “Company Parties”), hereby knowingly, voluntarily, irrevocably and unconditionally releases and forever discharges, to the full extent permitted by law, the Executive from any and all asserted and unasserted claims that the Company Parties have or may have against the Executive as of the date of execution of this Agreement, arising out of any aspect of the Employment Agreement and/or Executive’s employment relationship with and service as an employee, officer, director (including without limitation, chairman of the Board of the Company) or agent of the Employee Parties, or the termination of such relationship or service, that occurred, existed or arose on or prior to the date of execution of this Agreement, or shall at any time hereafter arise in whole or in part out of any action or omission, matter or thing, or state of facts that has occurred at any time through the date hereof. Anything to the contrary notwithstanding in this Agreement, nothing herein shall release the Executive from any claims based on any right the Company may have to enforce this Agreement.

8.

Media Release. A press release will be released by the Company via global newswire. A copy of such press release shall be attached to the Company’s Form 8-K. The press release and Form 8-K will be released and filed simultaneously and shall in all events be released and filed no later than the 4th business day after the Separation Date. The Company shall in all events obtain Executive’s approval on the on form, content and language of the press release and Form 8-K which approval will not be unreasonably withheld.

9.	Non-Disparagement.

9.1.

Mutual Non-Disparagement. Subject to applicable law, the Company agrees to advise members of the Board and board observers not to, and the Company and Executive covenant and agree that neither they nor any of their respective principals, members, general partners, directors, officers, employees, representatives or agents shall in any way publicly (including in any manner that could reasonably be foreseen to result in public disclosure such as statements to the press or members of the press), criticize, disparage, call into disrepute or otherwise defame or slander the other party or any of its Affiliates, or any of their respective principals, members, general partners, directors, officers, employees or agents, in any manner that would reasonably be expected to damage the business or reputation thereof; provided, however, if any of the Company’s or Executive’s affiliates, principals, members, general partners, directors, officers, employees or agents shall have breached this section, then the other party or any of its representatives may publicly respond with regards to the subject matter of such breach. The foregoing shall not restrict the ability of any person or entity to comply with any subpoena or other legal process or respond to a request for information (provided that such request is not targeted at this Agreement or the other party hereto) from any governmental authority with competent jurisdiction over the party from whom information is sought or from making any statement or disclosure required under the federal securities laws or other applicable laws; provided, that such party must provide written notice to the other party at least two business days prior to making any such statement or disclosure required under the federal securities laws or other applicable laws that would otherwise be prohibited by the provisions of this Section 9.1, and reasonably consider any comments of such other party. Moreover, the limitations set forth in this Section shall not prevent any Party from responding to any public statement made by the other party of the nature described in Section if such statement by the other party was made in breach of this Agreement.

9.2.	The Company and Executive will confer with regard to all inquiries or requests for information regarding Executive or the employment of Executive.

10.	Other Agreements

10.1.

D&O Coverage. For so long as Executive is a director or former director of the Company, he will receive Directors and Officers insurance coverage (“D&O”) not less beneficial to the Executive and as extensive as the D&O provided to any other current or former director or officer of the Company including tail period D&O coverage of which any current or former director or officer receives.

10.2.	No Mitigation or Offset. Executive is under no, and has no, obligation to seek other employment or otherwise mitigate the obligations of the Company under this

Agreement, and there shall be no offset against any amounts due under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.

10.3.

Unemployment Insurance. The Company will not do anything, whether directly or indirectly (and whether in whole or in part), to dispute or contest any unemployment compensation claims that Executive might file.

10.4.	EA Non-Compete Obligations

10.4.1.	The Employment Agreement sets forth certain obligations of Executive (including without limitation, certain restrictive convents and non-compete obligations (the “EA Non-Compete Obligations”)).

10.4.2.

The Company agrees that any and all of Executive’s obligations to the Company under the Employment Agreement, including without limitation the EA Non-Compete Obligations of Executive, are hereby rendered null and void.

10.5.	Survival. The representations and warranties and all covenants and agreements of the Parties contained herein shall survive indefinitely.

11.

Direction and Assignment of Payment and Benefits. The Company and each Company Subsidiary acknowledged and agrees that Executive at any time and from time to time has the right to instruct the Company (and each Company Subsidiary, as relevant) to make payment of any amounts due and owing to Executive and to issue any shares of stock issuable to Executive hereunder to any Person that Executive in his sole and absolute discretion identifies and designates. Without limiting the generality of the foregoing, Executive has the right at any time and from time to time to assign all or any portion of his rights under this Agreement except the right to be a director or Chairman of the Board, to any Person that Executive in his sole and absolute discretion determines to be an assignee. The power to direct or assign described in this Section may be exercised only if no additional tax burden is imposed on the Company or Company Subsidiaries as a result of such direction or assignment or if Executive assumes such additional tax burden, if any.

12.	Acknowledgments and Affirmations; Representations and Warranties.

12.1.	Executive

12.1.1.

Executive affirms that Executive has not filed, caused to be filed, or presently is a party with a third party that as of the date hereof expects to file any claim against the Company with any federal, state, or local court or government or administrative agency.

12.1.2.	Executive further affirms that Executive has no known workplace injuries or occupational diseases.

12.1.3.

Executive affirms that all of the Company’s decisions regarding Executive's pay and benefits through the date of Executive's execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

12.1.4.

The execution, delivery and performance by the Executive of this Agreement and the Relevant Documents (collectively, the “Transaction Documents”) to which he is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of the Executive and no other actions on the part of the Executive is necessary to authorize the execution, delivery or performance of any Transaction Documents by the Executive. The Transaction Documents to which the Executive is a party have been duly executed and delivered by Executive and, assuming that this Agreement and the Transaction Documents are valid and binding obligations of the Company and each Company Subsidiary, such Transaction Documents constitute valid and binding obligations of the Executive, enforceable in accordance with their terms.

12.2.	Company and Company Subsidiary

12.2.1.	Organization and Power.

12.2.2.

The Company and each Company Subsidiary is a corporation or limited liability company (as relevant) duly incorporated and organized (or formed), validly existing and in good standing under the Laws of the State of its incorporation (or formation, as relevant), and each of them have all requisite corporate power and authority to execute this Agreement and each Relevant Document and to be bound by its obligations hereunder and thereunder.

12.3.	The Company’s filings available on the EDGAR system of the Securities and Exchange Commission identifies each Company Subsidiary.

12.4.	Authorization; Execution and Delivery; Valid and Binding Agreement; No Breach.

12.5.

The execution, delivery and performance by the Company and each Company Subsidiary of this Agreement and the Relevant Documents (collectively, the “Transaction Documents”) to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of the Company and each Company Subsidiary and no other actions on the part of the Company or each Company Subsidiary are necessary to authorize the execution, delivery or performance of any Transaction Documents by the Company and each Company Subsidiary. The Transaction Documents to which the Company and each Company Subsidiary is a party have been duly executed and delivered by Company and each Company Subsidiary and, assuming that this Agreement and the Transaction Documents are valid and binding obligations of Executive, such Transaction Documents constitute valid and binding obligations of the Company and each Company Subsidiary, enforceable in accordance with their terms.

12.6.

The execution, delivery and performance of the Transaction Documents by the Company and each Company Subsidiary and the consummation of the transactions contemplated hereby and thereby do not conflict with or result in any breach of, constitute a default under, result in a violation of, result in the creation of any Encumbrance upon any assets of Company and each Company Subsidiary, or require any authorization, consent, approval, exemption or other action by or notice to any Governmental Authority or other third-party, under the provisions of the Charter Documents of the Company and each Company Subsidiary, any Contract to which the

Company and each Company Subsidiary is bound, or any Law or Governmental Order to which the Company and each Company Subsidiary is subject.

12.6.1.

The term “Charter Documents” means a Person’s organizational documents, including, without limitation, certificates of formation, certificates of incorporation, certificates of authority, articles of association, bylaws, memoranda of association, operating agreements, member agreements, and any related documents.

12.6.2.

The term “Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

12.6.3.

The term “Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision (to the extent that the rules, regulations or orders of such agency or instrumentality have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

12.6.4.	The term “Law” or “Laws” means any applicable statute, law, ordinance, regulation, rule, order, decree or code of any Governmental Authority.

13.

Limited Disclosure and Return of Property.  Both parties understand that this document may be filed with the SEC and become publicly available. That being said, however, Executive agrees not to disclose any information regarding the existence or substance of this Agreement, except to Executive’s spouse, advisors (including without limitation, his attorney and accountant), and/or to any federal, state or local government agency.

With the exception of his laptop and desktop computers, Executive affirms that Executive will return all of the Company’s property, documents, and/or any confidential information in Executive’s possession or control after the total cessation of his relationship with the Company.

14.	Tax Matters.

Withholding. The Company may withhold from any compensation and benefits payable under this Agreement all applicable federal, state, local, or other taxes, and any other applicable withholdings. A summary of the tax implications of this Agreement is provided on Exhibit D.

15.

Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of the state of New York, without regard to its conflict of laws provision. In the event of a breach of any provision of this Agreement, either party may institute an action specifically to enforce any term or terms of this Agreement and/or to seek any damages for breach by filing an arbitration proceeding using JAMS in New York City. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action, suit or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding. Such reimbursement may not exceed $100,000 in the aggregate.

16.

Specific Performance. The Parties hereto are entitled to seek all forms of equitable relief (including an injunction and order for specific performance), in addition to all other remedies available at law or in equity.

17.

Notice. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, the third Business Day after having been mailed by certified or registered mail, return receipt requested and postage prepaid, or the first Business Day after the date sent via a nationally recognized overnight courier, or the first Business Day after the date sent via email. “Business Day” is any day other than a Saturday, Sunday or a day on which banks in New York are required or authorized to be closed. Such notices, demands and other communications will be sent to the address indicated in the first paragraph of this Agreement.

18.

No admission of Wrongdoing. Nothing in this Agreement shall be construed as an admission by Executive or the Company of any wrongdoing, liability, or noncompliance with any federal, state, city, or local rule, ordinance, statute, common law, or other legal obligation.

19.	Amendment. This Agreement may not be modified, altered or changed except in writing and signed by all Parties affected by such modification, alteration or change.

20.

Entire Agreement. This Agreement, the Relevant Documents and the other exhibits and schedules attached hereto contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way (including, for the avoidance of doubt, the Employment Agreement).

21.

Fees and Expenses. Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The fees of counsel with respect to Section 409A advice and opinions will be paid by the Company.

EXECUTIVE IS ADVISED THAT EXECUTIVE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT. EXECUTIVE ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTIVE’S SIGNING OF THIS AGREEMENT.

EXECUTIVE MAY REVOKE THIS AGREEMENT FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY EXECUTIVE SIGNS THIS AGREEMENT. ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO THE COMPANY’S CHIEF FINANCIAL OFFICER AND STATE, "I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT." THE REVOCATION MUST BE PERSONALLY DELIVERED TO THE COMPANY’S CHIEF FINANCIAL

OFFICER OR HIS/HER DESIGNEE, OR MAILED TO THE COMPANY’S CHIEF FINANCIAL OFFICER AND POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS AFTER EXECUTIVE SIGNS THIS AGREEMENT.

EXECUTIVE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EXECUTIVE HAS OR MIGHT HAVE AGAINST RELEASEES.

[Signatures on Next Page]

The Parties knowingly and voluntarily sign this Agreement as of the date(s) set forth below:

EXECUTIVE: Sam Klepfish Date:	INNOVATIVE FOOD HOLDINGS, INC. By: Name: Title: Date:

FOOD INNOVATIONS, INC. By: Richard Tang, Authorized Signatory Date:

FOOD NEW MEDIA GROUP, INC. By: Richard Tang, Authorized Signatory Date:

4 THE GOURMET, INC. (d/b/a/ For The Gourmet, Inc.) By: Richard Tang, Authorized Signatory Date:

GOURMET FOODSERVICE GROUP, INC. By: Richard Tang, Authorized Signatory Date:

ARTISAN SPECIALTY FOODS, INC. By: Richard Tang, Authorized Signatory Date:

HALEY FOOD GROUP, INC. By: Richard Tang, Authorized Signatory Date:

GOURMET FOODSERVICE GROUP WAREHOUSE, INC. By: Richard Tang, Authorized Signatory Date:

ORGANIC FOOD BROKERS, LLC By: Richard Tang, Authorized Signatory Date:

GOURMETING INC. By: Richard Tang, Authorized Signatory Date:

OASIS SALES CORP. By: Richard Tang, Authorized Signatory Date:

INNOVATIVE GOURMET, LLC By: Richard Tang, Authorized Signatory Date:

FOOD FUNDING, LLC By: Richard Tang, Authorized Signatory Date:

LOGISTICS INNOVATIONS, LLC By: Richard Tang, Authorized Signatory Date:

M INNOVATIONS LLC By: Richard Tang, Authorized Signatory Date:

P INNOVATIONS LLC By: Richard Tang, Authorized Signatory Date:

INNOVATIVE FOOD PROPERTIES, LLC By: Richard Tang, Authorized Signatory Date:

M FOODS INNOVATIONS LLC By: Richard Tang, Authorized Signatory Date:

MI FOODS, LLC By: Richard Tang, Authorized Signatory Date:

PLANTBELLY, LLC By: Richard Tang, Authorized Signatory Date:

PLANT INNOVATIONS, INC. By: Richard Tang, Authorized Signatory Date:

INNOVATIVE FOODS, INC. By: Richard Tang, Authorized Signatory Date:

INNOVATIVE GOURMET PARTNERSHIPS, LLC By: Richard Tang, Authorized Signatory Date: